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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT



                                                        Predictive Systems, Inc.
                                                        145 Hudson Street
                                                        New York, NY 10013
                                                        January 11, 1999




Kevin Holt
119 Retford
Cranford, NJ 07016

Dear Kevin:

                  We are pleased to offer you the position of Vice President of Human Resources reporting to Ron Pettengill, Chairman & CEO and Robert Belau, President. This letter, if accepted, sets forth the terms of your employment with Predictive Systems, Inc. (the "Company") and, if you accept this offer, it would take effect as of your hiring date. The terms of your employment would be as follows:

COMPENSATION AND BENEFITS


                  You would receive an annual base salary of $130,000 less all applicable deductions, and would be eligible to participate in the Company's bonus plan under the terms set forth in your Bonus memo (see attached). In addition, you would participate in all of the Company's employee benefit programs for which you are eligible under the terms and conditions of the applicable plans and/or policies.


TERM OF EMPLOYMENT

                  You agree to remain employed for a period of two (2) years after your date of hire. Nevertheless, the Company may terminate your employment at any time for any reason, with or without cause, by giving you written notice of such termination.


                  If the Company terminates your employment "Without Cause" or if you resign your employment for "Good Cause" prior to two (2) years after your date of hire, then the Company will continue your base salary as a severance payment until the earlier of (A) six (6) months after the date of the termination of your employment, or (B) the date you begin employment with another employer. You will notify the Company in writing within ten days of your acceptance of any new employment. The severance set forth herein will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment from any other source. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused vacation earned


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through that date and be allowed to continue your medical coverage at your own expense to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein. You would be allowed to exercise your vested options during the time period set forth in and in accordance with your option agreement and the Predictive Systems Option Plan.

                  If you were to resign "Without Good Cause" or your employment were to be terminated for "Cause" within two (2) years after your date of hire, then you would be paid all salary and benefits, as well as for the value of your unused vacation through the date of termination of your employment, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (i) your failure to perform the duties of your position after receipt of a written warning; (ii) engaging in misconduct; (iii) being convicted of a crime; (iv) committing an act of fraud against, or the misappropriation of property belonging to, the Company; or (v) material breach of this agreement or any confidentiality or proprietary information agreement between you and the Company. The Company will provide written notice of the reason for termination in the case of any termination for "Cause." A termination for any other reason shall be a termination "Without Cause." A resignation for "Good Cause" will occur if you resign your employment within thirty (30) days after the occurrence of any of the following events: (1) any reduction in your base salary as specified herein, unless such reduction is pursuant to a change in the Company's compensation policies generally; (2) a requirement by the Company that you relocate to an office more than a fifty (50) mile radius from your current office; or (3) a material reduction in the job duties assigned to you upon your date of hire; provided, however, you must specify in reasonable detail the basis for such resignation for "Good Cause" and give the Company at least twenty (20) business days in which to correct the circumstances prompting the resignation for "Good Cause." A resignation by you in any other circumstances will be considered a resignation "Without Good Cause."

                  If your employment with the Company were to continue after two
(2) years beyond your date of hire, then your employment would continue to be on an "at-will" basis. This means that either you or the Company could terminate your employment at any time for any reason with or without cause and without the obligation to pay you, or your right to, any severance payment except as may be provided at such time under the Company's employee benefit plans for which you are eligible.

YOUR POSITION

                  You will initially have the title of Vice President of Human Resources reporting to Ron Pettengill, Chairman & CEO and Robert Belau, President. You will have whatever reasonable duties are assigned to you consistent with your title and position. The Company may change your title and duties as it sees fit although such change may constitute "Good Cause" for your resignation.

NON-COMPETITION

                  You understand and agree that you will be allowed access to confidential and proprietary information of the Company in the course of your employment. You further acknowledge that the services that you will provide to the Company under this agreement are



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unique.

                  You agree that during your employment with the Company you will not engage in any other employment, business, or business related activity unless you receive the Company's prior written approval from the Company's CEO or President to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of the Company or otherwise conflict with or adversely affect in any way your performance of your employment obligations to the Company.

                  Commencing on the date of your hire and continuing for six (6) months after the date of termination of your employment with the Company, regardless of the reasons for the termination, you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

                  1. participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to [INSERT DESCRIPTION OF BUSINESS] anywhere where the Company conducts business;

                  2. induce or attempt to induce any person who at the time of such inducement is an employee of the Company, or was an employee at any time in the six (6) month period prior to the inducement, to perform work or services for any other person or entity other than the Company; or

                  3. permit your name to be used in connection with a business which is competitive or substantially similar to the business of the Company.

                  Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of "publicly traded securities" of any person or entity which owns a business that is competitive or substantially similar to the business of the Company. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

                  If any restriction set forth in this non-competition section is found by a court to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. You acknowledge that irreparable harm will be suffered by the Company in the event of the breach by you of any of your obligations under this agreement, and that the Company will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this agreement. Any claims asserted by you against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement of said paragraphs.

ARBITRATION


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                  We each agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination, including the Family and Medical Leave Act. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or workers' compensation laws and (ii) claims concerning non-competition or non-solicitation obligations or the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by the Company, or which the Company could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in New York, New York in accordance with the rules and regulations of the American Arbitration Association. If, however, you do not reside within 100 miles of New York City at the time the dispute arose, then the arbitration may take place in the largest metropolitan area within fifty miles of your place of residence when the dispute arose. The parties will split the cost of the arbitration filing and hearing fees and the cost of the arbitrator; each side will bear its own attorneys' fees, unless otherwise decided by the arbitrator. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

MISCELLANEOUS PROVISIONS

                  This agreement and the accompanying Proprietary Information and Inventions Agreement will be the entire agreement between the Company and you relating to your employment and the additional matters provided for herein. You agree that there were no promises or commitments made to you regarding your employment with the Company except as set forth in this letter. This agreement supersedes and replaces any prior verbal or written agreements between the parties relating to the subject matter hereof, including, but not limited to, any and all prior employment agreements. This agreement may be amended or altered only in a writing signed by you and the CEO or President. This agreement shall be construed and interpreted in accordance with the laws of the State of New York. Each provision of this agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this agreement. This offer is also contingent on you executing the Proprietary Information and Inventions Agreement, a copy of which is attached hereto and incorporated herein.






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                  If you have any questions about this offer, please contact me.
If you find this offer acceptable, please sign and date this letter below and return it to me. This offer will expire on February 15, 1999.

                                      Sincerely,

                                      Predictive Systems, Inc.


                                      /s/  Ronald G. Pettengill
                                      -----------------------------------
                                      Ronald G. Pettengill
                                      Chairman & CEO




I agree to the terms and conditions in this offer.


Date:  1/22/99                             /s/ Kevin Holt
     ------------------------------      -----------------------------
                                            Employee Signature




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                                BONUS MEMORANDUM
                                       FOR
                                   KEVIN HOLT



I.       BONUS COMPENSATION




     You will also receive an annual bonus based on you and the Company attaining specific performance goals. The goals and associated bonus amounts are as follows:

-        $100,000 if Predictive System achieves the following goals:

         The successful hiring and retention for at least 6 months a minimum of 125 new revenue-producing consultants (defined as those consultants who produce a minimum of 1660 (80% utilization of 2080 hours per annum) billable hours during calendar year 1999) in the calendar year 1999.

         Implementation of processes and practices which will reduce the cost per hire from a current $7,000 per new employee to a minimum of $4,000 per new employee measured according to mutually agreed upon metrics established by Niraj Sethi-VP of Finance.

- $20,000 to be tied to other specific marketing goals to be determined by the Company on the completion of the Human Resources Strategy and Implementation Plan. These will include, without limitation:

         Implementation of Corporate Orientation & Training Plan;

         Central coordination of all recruiting activity; and

         Implementation of International Human Resources activities for Predictive subsidiaries in Europe.

     Bonus Progress status meetings between you and the CEO or President will be held quarterly in order to assess bonus progress. Predictive will provide you with an performance assessment at the conclusion of each of these meetings. Your 1999 bonus will be paid on or before February 15, 2000. You must be employed by Predictive on the date of the bonus payment in order to be eligible for the bonus.


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II. EQUITY PARTICIPATION


         We believe strongly in equity participation for key members of staff. At the same time, equity is not given lightly, and is targeted as an exceptional reward for exceptional performance. We are confident that you will become an integral member of the Predictive team, and as such, are eligible for the following stock options under the terms and conditions specified in the Predictive Systems Option Plan and your Stock Option Agreement:


- 130,000 options to purchase common stock at $2.50/share vesting on the following schedule:

-        32,500 options vest on February 1, 2000.
-        32,500 options vest on February 1, 2001.
-        32,500 options vest on February 1, 2002.
-        32,500 options vest on February 1, 2003.

In the event of an acquisition of the company or initial public offering, vesting would follow the guidelines as set forth in the Predictive Systems Option Plan.



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